August 2019 Dear Valued Customer, On June 7, 2019, we announced the signing of a definitive merger agreement between Columbia Financial, Inc. / Columbia Bank and Stewardship Financial Corporation / Atlantic Stewardship Bank. Among other things, various regulatory approvals and the approval of our shareholders are conditions to be met in order for the merger to move forward. Assuming satisfaction of these conditions, the merger is expected to be completed in the fourth quarter of 2019. We are excited about the future as well as the opportunities that this merger presents to our customers through an expanded network of branches, ATMs and lending capabilities. Columbia has a history of delivering quality, competitive financial services and a positive customer experience, much like Atlantic Stewardship Bank has provided over the years. As for our community partners, Columbia Financial admires the philanthropic support that we have provided through our Tithing Program. So much so, that the Columbia Bank Foundation, one of the largest private charitable foundations in New Jersey, will consider a proposal to amend the By-Laws of the Columbia Bank Foundation to enable charitable giving to our main tithe recipients. In order to strengthen this commitment, Columbia Bank will recommend that one of the members of Atlantic Stewardship Bank’s Board of Directors join the Columbia Bank Foundation and has also asked the undersigned to serve on the Columbia Bank Board of Directors. At this time, we would like to communicate preliminary details regarding how the news of the merger may affect our customers as well as future particulars. Until the merger is completed, Atlantic Stewardship Bank and Columbia Bank remain separate banks and will continue with “business as usual.” All banking activities for Atlantic Stewardship Bank customers will remain the same. Currently, Atlantic Stewardship Bank customers will not need new checks, debit cards or credit cards. Upon the completion of the merger, Atlantic Stewardship Bank customers will become the customers of Columbia Bank and Atlantic Stewardship Bank will become known as Columbia Bank. It is anticipated that in early 2020 there will be a conversion process of all systems. Until that time, customers will need to continue to bank at the branches of Atlantic Stewardship Bank. Please be advised that customers will be notified of all relevant changes to them by Columbia Bank. With that being said, Columbia Financial, Inc. / Columbia Bank have a history of delivering quality, competitive financial services and a positive customer experience along with making a difference in the communities we serve. These shared philosophies make the blending of our two companies the faithful evolution for Atlantic Stewardship Bank, our customers and other constituencies.

I want to take this opportunity to thank you for your loyalty and for putting your trust in us during this time. Now more than ever, we are committed to serving both you and our communities. I encourage you to learn more about Columbia Bank by visiting columbiabankonline.com.

Sincerely,

Paul Van Ostenbridge
President and Chief Executive Officer

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Stewardship Financial Corporation will file a definitive proxy statement with the SEC. Columbia Financial will also file relevant materials in connection with the proposed merger. **Shareholders of Stewardship Financial Corporation are urged to carefully read the proxy statement and other relevant documents and any amendments or supplements to those documents when they become available because they will contain important information which should be considered before making any decision regarding the transaction**. A free copy of the proxy statement, as well as other filings containing information about Stewardship and Columbia, when they become available, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement may also be obtained, free of charge, from Stewardship Financial Corporation's website at www.asbnow.bank under the "Investor Relations" tab or by directing a request to the Secretary of Stewardship at 630 Godwin Avenue, Midland Park, New Jersey 07432-1405. The content of the websites referenced are not deemed to be incorporated by reference into the proxy statement.

Certain Information Regarding Participants

Stewardship Financial Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of Stewardship Financial Corporation shareholders in connection with the proposed merger. You can find information about Stewardship Financial Corporation's executive officers and directors in the materials filed by the company with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the proxy statement filed by Stewardship Financial Corporation with the SEC on April 3, 2019 and other relevant documents regarding the proposed merger to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.